Exhibit 99.1

Contact information

Maureen O’Connell (media)	Brian Siegel (investors)	Marlene Somsak (media)	Sandy O’Halloran (investors)
PalmSource, Inc.	PalmSource, Inc.	palmOne, Inc.	palmOne, Inc.
408.448.1462	408.400.1942	408.503.2592	408.503.7405
maureen.oconnell@palmsource.com	investor.relations@palmsource.com	marlene.somsak@palmone.com	sandy.ohalloran@palmone.com

palmOne Renews Palm OS License from PalmSource

Leaders in next-generation phones and mobile devices strengthen relationship for continued innovation

SUNNYVALE and MILPITAS, Calif. May 24, 2005—PalmSource (NASDAQ: PSRC) and palmOne Inc. (NASDAQ: PLMO) today announced that palmOne has renewed its license of the Palm operating system. As part of this new agreement, palmOne can continue to develop and market smartphones and other mobile devices based on the industry leading Palm OS® through 2009. Under the terms of the agreement PalmSource will receive minimum royalty payments of $148.5 million, which includes $65 million for calendar years 2007 to 2009 subject to meeting certain development milestones.

The companies also announced today that PalmSource has sold its interest in the holding company that owns the trademarks of the Palm brand, in exchange for $30 million to be paid by palmOne over three and a half years. Over the next four years, PalmSource will retain rights to use the PalmSource name and certain related Palm trademarks for itself and its licensees. PalmSource will also adopt a new brand identity during this period.

With the new license agreement in place, PalmSource and palmOne can continue to collaborate and bring innovative Palm Powered™ products to market. Over the years palmOne has developed a full line of successful Palm Powered smartphones and mobile devices, including the Treo™ smartphone, Tungsten™ and Zire™ families of handheld computers and the LifeDrive mobile manager. Palm Powered phones are supported by more than 40 of the world’s top wireless carriers, making Palm OS a leading platform for the development and deployment of phones and wireless devices.

“Extending our license of Palm OS is an essential component of our success and ensures we can continue to build great Palm OS based products for years to come,” said Ed Colligan, palmOne president and chief executive officer. “The openness and ease-of-integration of the Palm OS allows palmOne to benefit from the advantages of a powerful platform.”

“We greatly value our relationship with palmOne and its exceptional Palm OS based smartphones and mobile computing products,” said Patrick McVeigh, interim chief executive officer of PalmSource.” We look forward to working with palmOne on future mobile products that provide customers with state-of-the-art capabilities.”

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About palmOne

palmOne, Inc. — a leader in mobile computing — strives to put the power of computing in people’s hands so they can access and share their most important information. The company’s products include Treo™ smartphones, the LifeDrive™ mobile manager, Tungsten™ and Zire™ handhelds, and software and accessories.

palmOne products are sold through select Internet, retail, reseller and wireless operator channels throughout the world, and at palmOne Retail Stores and palmOne online stores (http://www.palmOne.com/stores ).

More information about palmOne, Inc. is available at http://www.palmOne.com.

About PalmSource

PalmSource, Inc., the company behind Palm OS®, a leading operating system powering smart mobile devices, is a leading developer of software for mobile phones and other mobile devices. Its products include a wide range of software for mobile phones at all price points. More than 39 million mobile phones, handhelds, and other mobile devices run PalmSource software. More than 45 companies worldwide have licenses to PalmSource software, including Fossil, Garmin, GSPDA, Kyocera, Lenovo, palmOne, Samsung, Sony, and Symbol Technologies. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de, www.palmsource.com/es and www.palmsource.com.cn.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause PalmSource’s results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to palmOne’s plans for Palm Powered™ smartphones and mobile devices, the anticipated minimum royalty payments and the changes to the PalmSource brand identity. The risks and uncertainties that could cause PalmSource’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation: PalmSource’s ability to maintain and grow the Palm OS developer community; PalmSource’s ability to meet certain development milestones; PalmSource’s ability to develop new brand identity; PalmSource’s ability to benefit from any growth in the smartphone and mobile device markets; PalmSource’s ability to maintain and grow its developer community; and the general economic conditions in the U.S. and abroad and other risks and uncertainties contained in PalmSource’s public announcements, reports to stockholders and other documents filed with and furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the period ended May 28, 2004 and its Quarterly Reports on

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Form 10-Q for the periods ended August 27, 2004, November 26, 2004 and February 25, 2005. All forward-looking statements in this press release are based on information available to us as of the date hereof, and PalmSource assumes no obligation to update these forward-looking statements.

Copyright © 2005, PalmSource, Inc. and palmOne, Inc.

palmOne, LifeDrive, Zire, Tungsten and Treo are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

PalmSource, Palm OS, Palm Powered, and certain other trademarks and logos appearing on this press release are licensed to PalmSource by Palm Trademark Holding Company, LLC. These marks may not be used in connection with any product or service that does not belong to PalmSource, Inc. (except as expressly permitted by a license with PalmSource, Inc.), in any manner that is likely to cause confusion among customers, or in any manner that disparages or discredits palmOne, its licensor, its subsidiaries or affiliates. All other brands and trademarks used herein are or may be trademarks of, and are used to identify other products or services of, their respective owners. All rights reserved.